December 29, 1997


Mr. J. Robert Philpott, Jr.
Director
Pluma, Inc.
c/o Philpott, Ball & Company
212 S. Tryon Street, Suite 1050
Charlotte, NC  28281

Subject:  Organizational Assessment for Pluma, Inc.

Dear Bob:

This letter serves as the engagement letter for an Organizational Assessment to be conducted for Pluma, Inc. ("Pluma") by Norelli & Company ("Norelli"). Norelli accepts the engagement based on the understanding that Pluma, Inc. is the client. For the purposes of this engagement, we will report to you in your capacity as the individual designated by the Board of Directors of Pluma, Inc. as the liaison between Pluma and Norelli.

OBJECTIVE OF PLUMA'S BOARD
--------------------------

The Board's objective is to ensure that the management team is capable of successfully implementing the strategy developed by the Board. This requires structuring the management team so that the skills and interests of individual managers match the tasks required to execute the strategic plan. It also requires structuring the team so that team members work well together, particularly the two most senior members of the team.

SCOPE OF NORELLI'S ACTIVITIES
-----------------------------

To assist the Board in accomplishing its objective, Norelli expects to conduct certain tasks as outlined below:

o conduct industry research to confirm Pluma's position in the industry;

o become familiar with Pluma's strategic plan and the requirements thereof;

o review the analyses performed in advance of the Stardust and Frank L. Robinson acquisitions;



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                                                    Mr. J. Robert Philpott, Jr.
                                                           Engagement Letter
                                                           December 29, 1997
                                                                     Page 2



o  analyze the executive compensation plan;

o  review the job descriptions of the President and the Chairman of the Board;

o conduct in-person interviews with each member of the Board of Directors and with the following individuals:

          Mr. Milton A. Barber
          Mr. Douglas Shelton
          Mr. Forrest H. Truitt, II
          Mrs. G. Walker Box
          Mrs. R. Duke Ferrell;

o  consult with Behavioral Science professionals as appropriate;

o prepare specific recommendations for the division of responsibilities between Messrs. Box and Ferrell; and

o  identify additional issues which warrant further study.

NORELLI STAFF TIMING AND PROFESSIONAL FEE
-----------------------------------------

The Norelli team for this engagement will include me, John A. Magee, Senior Vice President, and Mason Elder, Senior Research Analyst. John and I will be involved in all aspects of the project, and we will conduct all of the interviews. Mason will focus primarily on the industry analysis, the acquisition analyses, the executive compensation plan, and the strategic plan. We estimate that our professional fee for the engagement will be Thirty-two Thousand Dollars ($32,000.00). Our fee will not exceed Thirty-five Thousand Dollars ($35,000.00). Out-of-pocket expenses will be billed at cost. Our normal terms include progress billings each month for work completed during the month. We will provide our preliminary report to the Board in late January or early February.

                                                    Mr. J. Robert Philpott, Jr.
                                                           Engagement Letter
                                                           December 29, 1997
                                                                     Page 3


If the terms of this proposal are acceptable to you, please so indicate by signing below and returning a copy of this letter to me. We look forward to your favorable reply.

Sincerely,



Ronald A. Norelli
President


Accepted on Behalf of Pluma, Inc. by:


-----------------------------                             ----------------
J. Robert Philpott, Jr.                                   Date
Director